Exhibit 99.1

September 30, 2009

Dear Member:

As you know, the Federal Home Loan Bank of Boston (the Bank) faces some significant challenges. Like your organizations, the Bank has been operating in the most difficult national economy and housing market in decades. Nonetheless, the Bank’s ability to provide liquidity and funding to our members has never been compromised throughout this period of volatility. The core business of providing funding to our members remains present and strong.

We have, however, encountered some strain on the organization, including an investment portfolio that has declined significantly in value and a resulting need to build retained earnings.  You have felt this strain via the suspension of a dividend on your stock investment in the Bank, a moratorium on the repurchase of your excess stock, and a lack of funding for the Bank’s Affordable Housing Program.

We want to assure you that the Bank’s board and management are working diligently to improve future performance. Our first priority is to be prepared always to provide liquidity and longer-term funding for housing, affordable housing, and community development for our members. Our next priority is to strengthen the earnings of the Bank, balanced by sound risk management, to ensure the growth of retained earnings and a stronger capital position for the future. Stronger earnings and capital will allow us to return to normal business operations — paying our members a dividend, funding the Affordable Housing Program, and repurchasing excess member stock. While we can not project how long this will take, we plan to return to these practices as soon as prudently possible.

To further this goal, management and the board conducted a top-to-bottom review of the Bank’s operations, with an eye toward appropriately assessing and managing risk, enhancing our product offerings to members, identifying membership growth opportunities, reviewing the investment portfolio, developing potential alternatives for flexibility in capital requirements associated with new credit activity, and mining for operational efficiencies and expense reductions. Our efficiency and expense review has led us to make some difficult decisions, including the reduction of approximately five percent of the current operating expense budget. We have identified anticipated expense reductions of $3 million on an annual basis, including salary, other expenses, and the elimination of 18 staff positions.

We do not take such actions lightly. Several long-time colleagues and loyal employees of the Bank will be moving on, as we had to eliminate some positions that can not be supported in the current operating environment. We are grateful for the contributions of those affected by this staff reduction, for their service to the Bank, and wish them the very best in future endeavors.

We must now move forward. We expect to be coming to you in the next few months with enhanced credit product offerings and more flexible approaches to support future activity-based capital requirements for our members. In addition, we are conducting a third-party review of our technology function, with the hopes of providing enhanced productivity. Rest assured, we also plan to add appropriate resources where needed, such as in some key risk management functions. We will continue to review our risk position, our staffing, and our services so that we can provide you the most optimal set of products and services while improving the financial condition of the Bank.

We recognize that the Federal Home Loan Bank of Boston exists because of, and for the benefit of our members and other important constituents. We pledge to work hard on your behalf, to continue to be a reliable resource for you, and to return to being the strong organization that you have known and benefitted from for more than 75 years.

We will provide you with updates on our progress on an ongoing basis. In the meantime, please feel free to contact me with any questions, concerns, or suggestions.

Sincerely,

Edward A. Hjerpe III

ed.hjerpe@fhlbboston.com

617-292-9610

This letter includes forward-looking statements based on the Bank’s expectations as of the date hereof.  The words “will allow us”, “we will”, “the Bank will”, “estimates”, “we expect”, “we plan”, “hope”, “anticipated”, and similar statements are used in this notification to identify such forward-looking statements.  The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the risk factors set forth in the Bank’s periodic filings with the Securities and Exchange Commission, regulatory changes, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in interest rates, and prepayment spreads on mortgage assets.  The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.